Exhibit 23.2

Consent Of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 33-51239) of Kelly Services, Inc. of our report dated June 23, 2006 relating to the statement of net assets available for benefits of Kelly Retirement Plus Plan for the year ended December 31, 2005, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

Detroit, MI

June 28, 2007